Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, Georgia 30308 troutman.com

March 21, 2024

AGCO Corporation

4205 River Green Parkway

Duluth, Georgia 30096

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AGCO Corporation, a Delaware corporation (the “Company”), AGCO International Holdings B.V., a private limited liability company incorporated in the Netherlands (the “Dutch Guarantor”), AGCO International GmbH, a limited liability company organized under the laws of Switzerland (the “Swiss Guarantor”), Massey Ferguson Corp., a Delaware corporation (“Massey”), and The GSI Group, LLC, a Delaware limited liability company (“GSI”, and together with the Dutch Guarantor, the Swiss Guarantor and Massey, the “Guarantors”, and together with the Company, the “Registrants”) in connection with (i) the Registrants’ registration statement on Form S-3 (Registration Nos. 333-277740, 333-277740-01, 333-277740-02, 333-277740-03 and 333-277740-04), filed by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 7, 2024 (the “Registration Statement”), and the accompanying base prospectus dated March 14, 2024 (the “Prospectus”) and (ii) the public offering and sale by the Company of (a) $400,000,000 aggregate principal amount of the Company’s 5.450% Senior Notes due 2027 (the “2027 Notes”) and (b) $700,000,000 aggregate principal amount of the Company’s 5.800% Senior Notes due 2034 (the “2034 Notes”, and together with the 2027 Notes, the “Notes”), which are guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”), as described in the prospectus supplement dated March 18, 2024 (together with the Prospectus, the “Final Prospectus”) pursuant to an Underwriting Agreement, dated March 18, 2024, between the Company, the Guarantors and the Underwriters named in Schedule I thereto (the “Underwriting Agreement”). The Notes will be issued pursuant to an indenture dated as of March 21, 2024 (the “Original Indenture”), by and between the Company, the Guarantors, and HSBC Bank USA, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 21, 2024, by and between the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”; the Original Indenture as supplemented by the First Supplemental Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

AGCO Corporation March 21, 2024 Page 2

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the organizational documents of the Company, which include the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, (ii) the organizational documents of Massey, which include the Certificate of Incorporation and the Bylaws of Massey, (iii) the organizational documents of GSI, which include the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of GSI, (v) the resolutions of the Board of Directors of the Company and the Finance Committee thereof, the resolutions of the Board of Directors of Massey and the resolutions of the Board of Managers of GSI, in each case, with respect to the issuance of the Securities, (vi) the Registration Statement and exhibits thereto, (vii) the Final Prospectus, (viii) the Underwriting Agreement and (ix) the Indenture.

For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, Massey and GSI, and the validity, binding effect and enforceability thereof, other than with respect to the Registrants, and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

To the extent that the obligations of the Company under the Notes and the Guarantors under the Guarantees may be dependent upon such matters, we assume for purposes of this opinion letter that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the global notes No. R-1 representing the 2027 Notes and the global notes Nos. R-1 and R-2 representing the 2034 Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

AGCO Corporation March 21, 2024 Page 3

We do not express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. We are not opining on “blue sky” or other state securities laws. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees are legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement and the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP